EXHIBIT 10.1

Execution Copy

CONSULTING AGREEMENT

     Consulting Agreement (the “Agreement”), dated as of August 15, 2004, by and between LIFEPOINT HOSPITALS, INC., a Delaware corporation (the “Company”), and MARTIN S. RASH (the “Consultant”).

     WHEREAS, the Consultant is employed by Province Healthcare Company, a Delaware corporation (“Province”), as its Chief Executive Officer;

     WHEREAS, the Consultant is a party to the Executive Severance Agreement between the Consultant and Province, dated October 18, 1999 (the “Severance Agreement”) and the Senior Management Agreement between the Consultant, Province, Golder, Thoma, Cressey, Rauner Fund IV, LP and Leeway & Company, dated December 17, 1996, as amended (the “Management Agreement”);

     WHEREAS, the Company and Province have entered into an Agreement and Plan of Merger, dated August 15, 2004 (the “Merger Agreement”); and

     WHEREAS, following the Closing Date, the parties desire to terminate the employment relationship of the Consultant with Province, to settle the parties’ rights under the Severance Agreement and the Management Agreement, to enter into a consulting relationship between the Company and the Consultant upon the terms and conditions set forth in this Agreement and to bind the Consultant to certain restrictive covenants in favor of the Company as set forth in this Agreement.

     NOW, THEREFORE, in consideration of and in reliance upon the foregoing and the covenants, obligations and agreements contained herein, the parties hereto agree as follows:

     1.    Termination of Employment. The parties agree that the Consultant’s employment with Province will terminate effective upon and subject to the consummation of the transactions contemplated in the Merger Agreement (the “Effective Time”), and the Consultant hereby agrees to resign from all offices and positions he holds with Province or any of its subsidiaries as of the Effective Time. The parties agree that the Consultant’s termination of employment will be treated as a termination after a change in control for purposes of the Severance Agreement and will entitle the Consultant to a lump sum payment of $2,600,000 (the “Lump Sum Payment”) within 10 days of termination of employment. The Consultant agrees that the Lump Sum Payment and the other compensation payable under Section 4 hereof shall represent complete satisfaction of the obligations of Province and the Company under the Severance Agreement, the Management Agreement and any other severance plan, policy or arrangement of Province or the Company, and that the Consultant waives any other rights he may have under the Severance Agreement, the Management Agreement and any other severance plan, policy or arrangement of Province or the Company. Notwithstanding the foregoing, the parties hereby agree that Section 2.2 of the Severance Agreement will continue to apply in accordance with its terms, provided that Section 2.2 of the Severance Agreement will not apply to any payment, right or benefit provided to the Consultant under Section 4.1 or 4.4 hereof or any coverage under Section 4.2 hereof following two years after the Effective Time.

     2.     Consulting Period. Subject to early termination as provided in Section 5 hereof, the term of this Agreement will begin on the Effective Time and will end on the date that is twenty-four months following the date of the Effective Time (the “Consulting Period”).

     3.     Consultancy.

     3.1   Consulting Services.    During the Consulting Period, the Consultant agrees to be available for up to 20 hours per month to (a) perform transition and integration services with respect to the transactions contemplated in the Merger Agreement, (b) identify and develop potential acquisition targets for the Company and assist with acquisitions by the Company, (c) assist with government relations and (d) perform any other services related to the businesses of Province and the Company as reasonably requested (the “Consulting Services”). The Consultant shall report directly to the Chief Executive Officer of the Company and shall perform such Consulting Services as directed by the Chief Executive Officer, which shall be consistent with the Consultant’s industry standing and expertise. The Consulting Services will be performed at such times as are reasonably requested by the Company after reasonable consultation with the Consultant. The Consulting Services will be performed at the Company’s principal executive offices or at such other locations as may be reasonably specified by the Company from time to time.

     3.2   Status.    The Consultant acknowledges and agrees that his status at all times during the Consulting Period shall be that of an independent contractor, and that he may not, at any time, act as a representative for or on behalf of the Company for any purpose or transaction, and may not bind or otherwise obligate the Company in any manner whatsoever without obtaining the prior written approval of an authorized representative of the Company therefor. The Consultant hereby waives any rights to be treated as an employee or deemed employee of the Company or any of its affiliates for any purpose following his termination of employment at the Effective Time. The parties hereby acknowledge and agree that the compensation provided for in Section 4 hereof shall represent fees for the Consultant’s Consulting Services as an independent contractor, and shall be paid therefor without any deductions or withholdings taken therefrom for taxes or any other purpose. The Consultant further acknowledges that the Company makes no warranties as to any tax consequences regarding payment of compensation under this Agreement, and specifically agrees that the determination of any tax liability or other consequences of the payment set forth above is his sole and complete responsibility and that he will pay all federal, state and local taxes, if any, assessed on such payments, but will not be responsible for any taxes or penalties imposed by any taxing authority against the Company for its failure to properly report the Consultant’s earnings under this Agreement.

     4.     Compensation and Benefits.

     4.1   Consulting Fee.    During the Consulting Period, the Company shall pay the Consultant a monthly fee of $75,000, payable monthly in arrears (the “Consulting Fee”).

     4.2   Welfare Coverages.    For a period of twenty-four months following the Effective Time, the Consultant (and his eligible dependents, if applicable) will either (i) continue to participate, at the Company’s cost, in Company-sponsored group health care, life insurance, and disability coverages, as in effect from time to time, on the same basis as applies to active employees of the Company generally or (ii) be provided with health care, life insurance, and disability coverages reasonably equivalent to the coverages described in (i). Following the expiration of such twenty-four month period, the Consultant (and his eligible dependents) will be eligible for health care continuation “COBRA” coverage under Section 4980B of the Internal Revenue Code of 1986, as amended.

     4.3   Office Services. During the Consulting Period, the Consultant will be provided with office space at the Company’s headquarters.

     4.4   Company Airplane. During the Consulting Period, the Consultant shall be permitted the limited, personal use of the Company’s corporate aircraft. Any such use shall be subject to the Company’s policies for use of corporate aircraft and shall be scheduled with the prior approval of the Company. Such use shall be limited to an aggregate of 37.5 hours of air travel during the Consulting Period. In addition, the Company shall make cash payments to the Consultant sufficient to make him whole, on an after-tax basis, for all income taxes imposed on him as a result of such usage.

     4.5   Business Expenses. All reasonable and necessary business expenses incurred by the Consultant in the performance of his services hereunder shall be promptly reimbursed by the Company in accordance with the Company’s standard expense reimbursement policies applicable to independent contractors, provided the incurrence of such expenses are approved in advance by the Company.

     5.     Termination of Consultancy.

     5.1   Termination Without Cause/Death Disability. The Company or the Consultant may terminate the Consulting Period and the Consultant’s service hereunder at any time and for any reason during the Consulting Period. In the event that the Consulting Period and the Consultant’s service hereunder is terminated by the Company without Cause (as defined below), or on account of the Consultant’s death or Disability (as defined below), neither the Consultant nor the Consultant’s beneficiaries or estate will have any further rights or claims against the Company under this Agreement, except the right to receive (i) any unpaid portion of the Consulting Fee provided for in Section 4.1 hereof to the date of termination, and any other amounts or benefits due to the Consultant hereunder through the date of termination, (ii) continued monthly payment of the Consulting Fee until the date that is twenty-four months from the date of the Effective Time and (iii) the welfare coverages in accordance with Section 4.2 hereof until the date that is twenty-four months from the date of the Effective Time. For purposes hereof, “Cause” shall mean (i) the Consultant’s willful and substantial misconduct, (ii) the Consultant’s gross neglect of or willful failure to perform the Consulting Services, (iii) the Consultant’s material breach of any of the agreements contained in Sections 6 hereof, (iv) the commission by the Consultant of a fraudulent act with respect to the business and affairs of the Company or any subsidiary thereof or (v) the Consultant’s conviction of (or plea of nolo contendere to) a crime constituting a felony. It shall be a condition precedent to the Company’s right to terminate the Consulting Period and the Consultant’s service hereunder for “Cause” that (1) the Company shall first have given the Consultant written notice stating with specificity the reason for the termination (“breach”) and (2) if such breach is susceptible of cure or remedy, a period of thirty days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach. For purposes hereof, “Disability” shall mean the Consultant being rendered incapable of performing his duties hereunder by reason of any medically determined physical or mental impairment that can be expected to result in death or that can be expected to last for a period of either (i) six or more consecutive months from the first date of the Consultant’s absence due to the disability or (ii) nine months during any twelve-month period.

     5.2   Other Termination. In the event that the Consulting Period and the Consultant’s service hereunder is terminated by the Company for Cause or by the Consultant for any reason other than on account of death or Disability, neither the Consultant nor the Consultant’s beneficiaries or estate will have any further rights or claims against the Company under this Agreement, except the right to receive any unpaid portion of the Consulting Fee provided for in Section 4.1 hereof to the date of termination, and any other amounts or benefits due to the Consultant hereunder through the date of termination.

     6.     Restrictive Covenants.

     6.1   Disclosure of Information. The Consultant will not, at any time during or after the Consulting Period, disclose to any person, firm, corporation or other business entity, except as required by law, any non-public, proprietary or confidential information concerning the business, products, clients or affairs of the Company or any subsidiary for any reason or purpose whatsoever, nor will the Consultant make use of any of such non-public, proprietary or confidential information for personal purposes or for the benefit of any person, firm, corporation or other business entity except the Company or any subsidiary.

     6.2   Noncompetition. The Consultant hereby acknowledges and recognizes that, during the Consulting Period, the Consultant will be privy to trade secrets and confidential proprietary information critical to the business of the Company or any subsidiary, and the Consultant further acknowledges and recognizes that the Company would find it extremely difficult or impossible to replace the Consultant. Accordingly, the Consultant agrees that, in consideration of the benefits to be received by the Consultant hereunder, the Consultant will not, from and after the date hereof until the second anniversary of the Effective Time, (i) directly or indirectly, whether as an officer, director, owner, investor, employee, consultant, partner, affiliate or other participant, engage in either (A) the acute care hospital business within a non-urban service area located in the continental United States or (B) any other business that provides any health care services similar to any health care services provided by hospitals operated by the Company or any of its subsidiaries within a twenty (20) mile radius of any location where the Company or any of its subsidiaries (x) owns, leases, manages or otherwise maintains an operating facility, (y) engages in any business or (z) during the Consulting Period, is actively pursuing ownership, leasing, management or maintenance of a facility (such businesses or activities described in (A) and (B) being hereinafter called a “Competing Business”) or (ii) assist others in engaging in any Competing Business in the manner described in the foregoing clause (i); provided, however, (x) the Consultant may continue to maintain his level of ownership in the entities set forth on Schedule 6.2, (y) the Consultant may own stock in any publicly held company listed on a national securities exchange or whose stock is regularly traded in the over the counter market as long as such holding at no time exceeds five percent (5%) of the total outstanding stock of such company and (z) the Consultant may own passive interests in a fund that invests in a company conducting business in the health care industry so long as such holding at no time exceeds a direct five percent (5%) of the interests of the fund or an indirect five percent (5%) of the interests of such company, in the case of each of (x) (other than as set forth on Schedule 6.2), (y) and (z), so long as the Consultant is not an officer, director, owner, investor, employee, consultant, partner, affiliate or otherwise a participant in, or associated with, (other than as a result of ownership in such publicly held company, fund or portfolio company, as permitted above) such fund or company. For avoidance of doubt, the parties understand that nothing in this Section 6.2 shall be construed as preventing the Consultant from investing in an acute care hospital business or other health care business in an urban service area, provided such business is not located within a twenty (20) mile radius of any location where the Company or any of its subsidiaries (x) owns, leases, manages or otherwise maintains an operating facility, (y) engages in any business or (z) during the Consulting Period, is actively pursuing ownership, leasing, management or maintenance of a facility.

     6.3   Nonsolicitation. The Consultant agrees that, in consideration of the benefits to be received by him hereunder, the Consultant will not, from and after the date hereof until the second anniversary of the Effective Time, directly or indirectly solicit, hire or induce any employee, customer, client or other person doing business with the Company or any subsidiary in any way alter their relationship or terminate their employment with the Company or any subsidiary.

     6.4   Reasonableness. The Consultant understands that the foregoing restrictions may limit the ability of the Consultant to earn a livelihood in a business similar to the business of the Company, but nevertheless believes that the Consultant has received and will receive sufficient consideration and other benefits, as a consultant for the Company and as otherwise provided hereunder, to justify such restrictions which, in any event (given the education, skills and ability of the Consultant), the Consultant believes would not prevent the Consultant from earning a living.

     6.5   Enforcement. The Consultant acknowledges that irreparable damage would occur in the event of any breach or threatened breach of Section 6 of this Agreement and that money damages will be inadequate. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of Section 6 of this Agreement and to enforce specifically the terms and provisions of Section 6 of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforceable to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction where this Agreement may be subject to review and interpretation, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, will be the maximum restriction allowed by the laws of such jurisdiction and such restriction will be deemed to have been revised accordingly herein. The provisions of this Section 6 shall survive the termination of the Consulting Period and Consultant’s service hereunder.

     7.   Miscellaneous.

     7.1   Indemnity. The Company shall indemnify, defend and hold harmless the Consultant against all losses, claims, damages or liabilities arising out of actions or omissions of the Consultant in connection with the performance of the Consulting Services in compliance with this Agreement, except to the extent that any such loss, claim, damage or liability results from the gross negligence, willful misconduct or bad faith of the Consultant.

     7.2   Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

     7.3   Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

the Company:	LifePoint Hospitals, Inc. 103 Powell Ct., Suite 200 Brentwood, TN 37027 Facsimile Number: (615) 372-8575 Attention: General Counsel

Copy to Counsel:	Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019 Facsimile Number: (212) 259-6333 Attention: Morton A. Pierce Jack S. Bodner

Consultant:	Martin S. Rash 105 Westwood Place, Suite 400 Brentwood, Tennessee 37027 Facsimile Number: (615) 370-9647

Copy to Counsel:	Latham & Watkins LLP 505 Montgomery Street, Suite 1900 San Francisco, CA 94111-2562 Facsimile Number: (415) 395-8095 Attention: Paul R. DeMuro

     7.4   Assignment. Except as set forth herein, no rights of any kind under this Agreement shall, without the prior written consent of the Company, be transferable to or assignable by the Consultant or any other person, or, except as provided by applicable law, be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

     7.5   Governing Law; Venue; Waiver of Jury Trial. Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. The parties all expressly agree and acknowledge that the State of Delaware has a reasonable relationship to the parties and/or this Agreement. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any litigation for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such litigation may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such litigation shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over such parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such litigation in the manner provided in this Section 7.5 or in such other manner as may be permitted by law shall be valid and sufficient service thereof. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.5.

     7.6   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     7.7   Captions and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Sections shall mean and refer to the referenced Sections of this Agreement.

     7.8   Entire Agreement. Except as provided in Section 1 hereof, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior arrangements or understandings with respect thereto, written or oral. This Agreement may be amended only by an agreement in writing signed by the parties hereto. The parties hereby agree that Province and its affiliates (now or at any time in the future) are third-party beneficiaries under this Agreement.

[SIGNATURE PAGE FOLLOWS]

     INTENDING TO BE LEGALLY BOUND, the parties or their duly authorized representatives have signed this Agreement as of the date first above written.

LIFEPOINT HOSPITALS, INC.
By:	/s/ Kenneth C. Donahey
Name:	Kenneth C. Donahey
Its:	Chairman of the Board, Chief Executive Officer and President

CONSULTANT
/s/ Martin S. Rash
Martin S. Rash

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